THIS AMENDED AND RESTATED 8% CONVERTIBLE SENIOR SECURED NOTE IS GIVEN IN REPLACEMENT OF AN 8% CONVERTIBLE SENIOR SECURED NOTE DATED OCTOBER 15, 2009.  THE PREDECESSOR 8% CONVERTIBLE SENIOR SECURED NOTE, MARKED “EXCHANGED”, WILL BE RETURNED TO THE COMPANY UPON THE HOLDER’S RECEIPT OF THIS AMENDED AND RESTATED 8% CONVERTIBLE SENIOR SECURED NOTE.

THIS NOTE AND ANY COMMON STOCK ISSUABLE UPON THE CONVERSION OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

Z TRIM HOLDINGS, INC.

AMENDED AND RESTATED

8% CONVERTIBLE SENIOR SECURED NOTE
DUE 24 Months from Issuance

Date: October 15, 2009                                                                                                                                                                                          $1,852,500

For value received, Z TRIM HOLDINGS, INC., an Illinois corporation (the “Company”), hereby promises to pay to the order of Brightline Ventures I, LLC, a  Delaware limited liability company  (together with its successors and permitted assigns, the “Holder”), in accordance with the terms hereinafter provided, the principal amount of One Million Eight Hundred Fifty Two Thousand Five Hundred Dollars ($1,852,500) (the “Principal Amount”).  The Company is issuing this amended and restated convertible senior secured note (this “Note” and, collectively with all other notes issued in connection with the Offering Memorandum (as defined below), the “2009 Notes”) to the Holder pursuant to the Subscription Agreement (the “Subscription Agreement”) executed and delivered in connection with the Offering Memorandum (the “Private Offering”).  As used herein, the term “Issuance Date” means October 15, 2009.  The Company previously issued a series of 8% convertible senior secured notes in 2008 (the “2008 Notes”). This Note is one of a series of the 2009 Notes offered by the Company for up to a maximum principal amount of $5,500,000.  The 2008 Notes and the 2009 Notes are hereinafter collectively referred to as the “Company Notes”.

The Company hereby promises to pay to the order of the Holder the Principal Amount in United States Dollars in immediately available funds to the Holder at the address of the Holder as set forth in the Subscription  Agreement, or at such other place as the Holder may designate from time to time in writing to the Company, on 24 months from issuance (the “Maturity Date”) or such earlier date as the Holder elects, with interest to the Holder on the aggregate unconverted and then outstanding Principal Amount in accordance with the provisions hereof.  All interest payments under or pursuant to this Note shall be made in Common Shares (as defined below) pursuant to Section 1.1 hereof.

This Note is secured by a Security Agreement dated October 15, 2009(the “Security Agreement”) among the Company and the holders of the 2009 Notes covering certain collateral (the “Collateral”), all as more particularly described and provided therein, and is entitled to the benefits thereof.  As part of this transaction, the Holder is becoming a party to the Security Agreement and will be entitled to the same benefits thereof.  The Security Agreement, the Uniform Commercial Code (“UCC”) financing statements on form UCC-1 naming the Holder as a secured party which is to be filed in connection with the Security Agreement and any and all other documents executed and delivered by the Company to the Holder under which the Holder is granted Liens ( as defined in the Security Agreement) on assets of the Company are collectively referred to as the “Security Documents.”

    ARTICLE I THE NOTE

Section 1.1                                Interest.  Interest on the Principal Amount of this Note shall commence accruing on the Issuance Date and shall accrue daily at a rate of eight percent (8%) per annum (the “Interest Rate”) until payment in full of the Principal Amount and all accrued and unpaid interest and other amounts which may become due hereunder have been made.  Interest shall be computed on the basis of a 365-day year and actual days elapsed.  Accrued interest on the Principal Amount of this Note (the “Interest Amount”) shall either be payable to the Holder, on the Maturity Date or quarterly at the Holder’s option in shares of common stock of the Company, par value $0.0005 per share (the “Common Shares”).  The number of Common Shares to be issued to the Holder shall be equal to the result obtained by dividing (x) the Interest Amount by (y) the Conversion Price (as defined in Section 3.2(a) below).  Payment of the Interest Amount in Common Shares shall occur pursuant to Section 3.3.

Section 1.2                                Ranking and Covenants.

(a)          Except as set forth on Schedule 1 attached hereto, no indebtedness of the Company or any subsidiary of the Company is senior to this Note in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise.  Until this Note is fully paid and discharged in full, the Company shall not, and shall not permit any subsidiary of the Company to, directly or indirectly, incur any indebtedness for borrowed money (excluding accounts payable incurred in the ordinary course of business) unless such indebtedness is expressly subordinated to this Note pursuant to a written subordination agreement reasonably acceptable in form, scope and substance to the Holders of not less than a simple majority of the then outstanding aggregate principal of the 2009 Notes.  Notwithstanding the foregoing, the Company may issue, under the Company Notes, an aggregate combined maximum of indebtedness, including this Note, in the amount of $10,000,000.  The Company Notes rank pari passu with each other and shall be secured equally and ratably by Liens, on or with respect to any of the Company’s property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom and shall have the benefit, to the full extent that and with such priority as the obligations under the Company Notes.

(b) Except for Permitted Liens (as defined in Section 6.14 below), until this Note is fully paid and discharged in full, the Company shall not, and shall not permit any subsidiary of the Company to, directly or indirectly, incur any Lien (as defined in Section 6.14 below) on or with respect to any of the Collateral now owned or hereafter acquired, or any interest therein or any income or profits therefrom, without the prior written consent of the Holders of not less than a simple majority of the then outstanding aggregate principal on the Company Notes.

(c) Until this Note is fully paid and discharged in full, the Company shall not, and shall not permit any subsidiary of the Company to, directly or indirectly, without the prior written consent of the Holders of not less than the simple majority of the then outstanding aggregate principal amount of the Company Notes, redeem, purchase or otherwise acquire any of the Company’s capital stock or set aside any monies for such a redemption, purchase or other acquisition.
(d) The Company shall perform any and all acts and execute any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement) for filing under the provisions of the UCC, and the rules and regulations thereunder, or any other statute, rule or regulation of any applicable jurisdiction which are necessary at the request of the Holder or its counsel in order to maintain in favor of the Holder of the Note, a valid and perfected Lien on and security interest in the Collateral.

Section 1.3                                  Payment on Non-Business Days. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of Illinois, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the Interest Amount on such date.

Section 1.4                                  Transfers. This Note may not be sold, transferred or otherwise disposed of by the Holder to any Person without the express written consent of the Company, which consent shall not be unreasonably withheld.

Section 1.5                                  Replacement. Upon receipt of a duly executed and notarized written statement from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof) and a standard indemnity reasonably satisfactory to the Company, or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Company shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.  The Holder hereby unconditionally agrees to indemnify and hold harmless the Company against any claims, loss, liabilities, damages and expenses that may arise directly or indirectly on account of the actual or alleged loss, mutilation, theft or destruction of the original Note or the issuance of a new Note in exchange for said Note.

ARTICLE II

EVENTS OF DEFAULT; REMEDIES

Section 2.1                                  Events of Default. The occurrence of any of the following events shall be an “Event of Default” under this Note:

(a) Any default in the payment of (i) the Principal Amount or (ii) Interest Amount on, or liquidated damages in respect of, any Note, in each case free of any claim of subordination, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of a default under clause (ii) above, is not cured within five Trading Days;

(b) the Company’s notice to the Holder, including by way of public announcement, at any time, of its inability to comply or its intention not to comply with proper requests for conversion of this Note into Common Shares; or

(c) the Company shall fail for any reason to deliver certificates to a Holder prior to the fifth Trading Day after a Conversion Date pursuant to and in accordance with Section 3.3 or the Company shall provide notice to the Holder, including by way of public announcement, at any time, of its intention not to comply with the requests for conversion of any Note in accordance with the terms hereof; or

(d) default shall be made in the performance or observance of (i) any covenant, condition or agreement contained in this Note or any of the other Transaction Documents (other than a breach by the Company of its obligations to deliver Common Shares to the Holder upon conversion which breach is addressed in clause (c) above) which failure is not cured within the earlier to occur of (A) five (5) Trading Days after the Holders of not less than 20% of the then outstanding aggregate principal amount of the 2009 Notes deliver written notice to the Company of the occurrence thereof or (B) ten (10) Trading Days after the Company shall become or should have become aware of such failure;

(e) a default or event of default (subject to any grace or cure period provided for in the applicable agreement, document or instrument) shall occur under (i) any of the Transaction Documents other than the Notes, or (ii) any other material agreement, lease, document or instrument to which the Company or any subsidiary is bound, which default, solely in the case of a default under (ii) above, is not cured, within 10 Trading Days;

(f) any representation or warranty made by the Company herein or in the Security Documents, the Registration Rights Agreement, or any other Transaction Document or other report, financial statement or certificate made or delivered to the Holder or other holder of Notes shall prove to have been false or incorrect or breached in a material respect on the date as of which made; or

(g) the Company or any subsidiary shall (i)apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii)make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) (the “Bankruptcy Code”) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic), (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, (vii) fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due, (viii) call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, (ix) by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing, or (x) take any corporate or other action for the purpose of effecting any of the foregoing;

(h)           a proceeding or case shall be commenced in respect of the Company or any subsidiary, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with its liquidation or dissolution or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of thirty (30) days or any order for relief shall be entered in an involuntary case under  the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic) against the Company or any subsidiary or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Company or any subsidiary and shall continue undismissed, or unstayed and in effect for a period of thirty (30) days;

(i)           the Company or any subsidiary shall default in any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company in an amount exceeding $50,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(j)           the Common Shares shall not be eligible for quotation on or quoted for trading on a trading market and shall not again be eligible for and quoted or listed for trading thereon within five Trading Days;

(k)           the Company shall redeem or repurchase more than a de minimis number of its outstanding Common Shares or other equity securities of the Company (other than redemptions of Conversion Shares and repurchases of Common Shares or other equity securities of departing officers and directors of the Company; provided that such repurchases shall not exceed $50,000, in the aggregate, for all officers and directors during the term of this Note;

(l)           the effectiveness of the applicable Registration Statement required to be maintained effective pursuant to the terms of the Registration Rights Agreement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder for sale of such Holder’s Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period (other than days during an Allowed Delay (as defined in the Registration Rights Agreement);

(m)           any change in the composition or form of business association; or a material change in the ownership of the Company, without Holder’s prior consent;

(n)           if the Company ceases conducting its operations as currently in effect as of the date hereof;

(o)           the Company shall fail for any reason to pay in full the amount of cash due pursuant to a Buy-In within five Trading Days after notice therefore is delivered hereunder or shall fail to pay all amounts owed on account of an Event of Default within five days of the due date.

(p)           any Event of Default as defined in any of the Company Notes.

Section 2.2                                           Remedies Upon An Event of Default. If an Event of Default shall have occurred and shall be continuing and unless the Event of Default shall have been waived in writing by the Holders of not less than a simple majority of the then outstanding aggregate principal amount of the 2009 Notes, the Holder of this Note may at any time at its option:

(a)     demand that the principal amount of this Note then outstanding shall be converted into shares of Common Stock at the Conversion Price (as defined in Section 3.2(a) below) then in effect; or declare immediately due and payable the full Principal Amount of this Note, together with the Interest Amount and other amounts owing in respect thereof, in cash, which aggregate amount payable upon an Event of Default shall be equal to the Mandatory Repayment amount, defined below; provided, however, that upon the occurrence of an Event of Default described in paragraphs (g) and (h) of Section 2.1, the outstanding principal balance and accrued interest hereunder shall be automatically due and payable.  Commencing five (5) days after the occurrence of any Event of Default that results in the eventual acceleration of this Note, the Interest Rate shall accrue at a rate of 18% per annum, or such lower maximum amount of interest permitted to be charged under applicable law.  All Notes for which the full Mandatory Repayment amount hereunder shall have been paid in accordance herewith shall promptly be surrendered to or as directed by the Company.  The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.   Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it.  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(b)           exercise or otherwise enforce any one or more of the Holder’s rights, powers, privileges, remedies and interests under this Note, the Security Agreement, or applicable law.

In connection with the Holder’s exercise of any of its remedies hereunder, the Company shall use its reasonable best efforts to cooperate with the Holder to the end that the Holder’s rights hereunder will be effectuated.

ARTICLE III

CONVERSION; ANTI DILUTION

Section 3.1                                Conversion.  At any time on or after the Issuance Date, at the request of the Holder (the “Conversion Election”), this Note shall be convertible, in whole or in part, into such number of fully paid and non-assessable Common Shares as is determined by dividing (x) the outstanding Principal Amount and the Interest Amount then accrued hereon by (y) the Conversion Price (as defined in Section 3.2(a) hereof) then in effect (the “Conversion Rate”); provided, however, that the Conversion Price, defined below, shall be subject to adjustment as described in Section 3.4 of this Note.  The Holder shall effect a Conversion Election by delivering to the Company the form of Notice of Conversion attached hereto as Exhibit B (a “Notice of Conversion”), specifying therein the principal amount of the Note to be converted and the date on which such conversion is to be effected (a “Conversion Date”).  If no Conversion Date is specified, in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is provided hereunder.  To effect Conversion Elections hereunder, the Holder shall not be required to physically surrender its Note to the Company unless the entire Principal Amount of this Note plus the Interest Amount thereon shall have been so converted.  Conversions hereunder shall have the effect of lowering the outstanding Principal Amount in an amount equal to the applicable conversion.  The Holder and the Company shall maintain records showing the Principal Amount converted and the date of such conversions.  The Company shall deliver any objection to any Notice of Conversion within three (3) Trading Days of receipt of such Notice of Conversion.  In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted Principal Amount of this Note may be less than the amount stated on the face hereof.  However, at the Company’s request, the Holder shall surrender the Note to the Company within five (5) Trading Days following such request so that a new Note reflecting the correct Principal Amount may be issued to Holder.

Section 3.2    Conversion Price.

(a)     The term “Conversion Price” shall mean $1.00, subject to adjustment under Section 3.4 hereof.  References herein to the Conversion Price mean the Conversion Price as from time to time adjusted pursuant to the provisions of Section 3.4 and in effect on the applicable date.

(b)     The term “Conversion Shares” shall mean such Common Shares issuable upon conversion of this Note.

Section 3.3                                  Mechanics of Conversion.  Not later than five (5) Trading Days after each Conversion Date (the last day of each such period, a “Delivery Date”), the Company or its designated transfer agent, as applicable, shall issue and deliver to the Depository Trust Company account on the Holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Election, registered in the name of the Holder or its designee, for the number of Common Shares to which the Holder shall be entitled.  Notwithstanding the foregoing, in the alternative, not later than the Delivery Date, the Company shall deliver to the applicable Holder by express courier a certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of this Note.  If, in the case of any Conversion Election such DWAC transfer or certificate or certificates are not delivered to or as directed by the applicable Holder by the Delivery Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return this Note tendered for conversion, whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the delivery of such Conversion Election.

Section 3.4                                  Adjustment of Conversion Price.

(a)           The Conversion Price shall be subject to adjustment from time to time as follows:

(i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Shares, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased.  If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased.  Any adjustments under this Section 3.4(a)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii) Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date make or issue or set a record date for the determination of holders of Common Shares entitled to receive a dividend or other distribution payable in Common Shares, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(A) the numerator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(B) the denominator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution.

(iii) Adjustments for Reclassification, Exchange or Substitution. If the Common Shares issuable upon conversion of this Note at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in clauses (i) and (ii) of Section 3.4(a), or a reorganization, merger, consolidation, or sale of assets provided for in Section 3.4(a)(iv)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of Common Shares into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(iv) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in clauses (i) and (ii) of Section 3.4(a), or a reclassification, exchange or substitution provided for in Section 3.4(a)(iii)), or a merger or consolidation of the Company with or into another corporation where the holders of outstanding voting securities of the Company prior to such merger or consolidation do not own over fifty percent (50%) of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or any Asset Sale (an “Organic Change”), then as a part of such Organic Change, (A) if the surviving entity in any such Organic Change is a public company that is registered pursuant to the Securities Exchange Act of 1934, as amended, ( the “Exchange Act”)  and its common stock is listed or quoted on a national exchange or the OTC Bulletin Board, an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price) so that the Holder shall have the right thereafter to convert such Note into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation as it would have received as a result of such Organic Change if it had converted this Note into Common Shares immediately prior to such Organic Change, and (B) if the surviving entity in any such Organic Change is not a public company that is registered pursuant to the Exchange Act or its common stock is not listed or quoted on a national securities exchange or the OTC Bulletin Board, the Holder shall have the right to demand repayment of the then outstanding aggregate Principal Amount at 115% of the Principal Amount thereof (“Mandatory Repayment”).  The Company shall give the Holder at least twenty (20) day’s prior written notice of any Organic Change, during which time the Holder shall have the right to convert any portion of the Note into Common Shares.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3.4(a)(iv) with respect to the rights of the Holder after the Organic Change to the end that the provisions of this Section 3.4(a)(iv) (including any adjustment in the applicable Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of this Note) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(v) Certain Issuances.  In the event that the Company sells or issues Common Shares after the Issuance Date at a price less than the Conversion Price in effect immediately prior to such sale or issuance, then the Conversion Price shall be reduced immediately thereafter so that it shall equal the price at which such Conversion Shares are sold or issued, as applicable.

(vi) Options, Rights, Warrants and Convertible and Exchangeable Securities.  In case the Company shall at any time after the Issuance Date issue options, rights or warrants to subscribe for Common Shares, or issue any securities convertible into or exchangeable for Common Shares, for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such options, rights, warrants or such convertible or exchangeable securities, or without consideration, the Conversion Price in effect immediately prior to the issuance of such options, rights, warrants or such convertible or exchangeable securities, as the case may be, shall be reduced to the price established for such options, rights, warrants or convertible or exchangeable securities that entitle the holders thereof to receive a Common Share.

(vii) Any reset of the Conversion Price pursuant to sections 3.4(a)(v) or (vi) shall not reduce the Conversion Price below $0.10 under any circumstances.

(b) Obligation Absolute; Partial Liquidated Damages.  The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 3.4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment.  If the Company fails for any reason to deliver to the Holder any certificate or certificates required pursuant to Section 3.3 by the fifth Trading Day after the Conversion Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Principal Amount being converted, $5 per Trading Day (increasing to $10 per Trading Day after five Trading Days after such damages begin to accrue) for each Trading Day after such fifth Trading Day until such certificates are delivered.  The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Conversion Shares.  In the event a Holder shall elect to convert any or all of the outstanding Principal Amount hereof, the Company may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, or notice, restraining and adjoining conversion of all or part of said Notes shall have issued and the Company posts a surety bond for the benefit of such Holder in an amount equal to one hundred fifty percent (150%) of the amount of the Principal Amount of the Notes that the Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder (as liquidated damages) in the event it obtains judgment.  In the absence of an injunction precluding the same, the Company shall issue Conversion Shares or, if applicable, cash or other property as required hereunder.  Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 2 herein for the Company’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  Likewise, nothing herein shall prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(c) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion.  In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder any certificate or certificates required pursuant to Section 3.3 by the fifth Trading Day after the Conversion Date, and if after such fifth Trading Day the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall (i) pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Shares so purchased exceeds (y) the product of (1) the aggregate number of Common shares that such Holder anticipated receiving from the conversion at issue multiplied by (2) the actual sale price of the Common Shares at the time of the sale (including brokerage commissions, if any) giving rise to such purchase obligation and (ii) at the option of the Holder, either reissue  a Note in principal amount equal to the principal amount of the attempted conversion or deliver to the Holder the number of Common Shares that would have been issued had the Company timely complied with its delivery requirements under Section 3.3.

(d) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of Common Shares issuable upon conversion of this Note pursuant to this Section 3.4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon written request of the Holder, at any time, furnish or cause to be furnished to the Holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of Common Shares and the amount, if any, of other securities or property which at the time would be received upon the conversion of this Note.  Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.

(e)           Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of Common Shares on conversion of this Note pursuant thereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holder in connection with any such conversion.

(f)           Fractional Shares. No fractional shares of Common Shares shall be issued upon conversion of this Note.  In lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay in cash any remainder resulting from after the number of whole Common Shares is determined as a result of any conversion.  If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a Common Share, one whole Common Share.

(g)           Reservation of Common Shares. The Company shall at all times when this Note shall be outstanding, reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of issuance upon conversion of the Note and payment of the Interest Amount on the Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such number of Common Shares as shall from time to time be sufficient to effect the conversion of this Note, taking into account the adjustments and restrictions of Section 3.4.  The Company shall, from time to time in accordance with Illinois law, increase the authorized number of Common Shares if at any time the unissued number of authorized Common Shares shall not be sufficient to satisfy the Company’s obligations under this Section 3.4(g).  The Company covenants that all Common Shares that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Registration Statement is then effective under the Securities Act, registered for public sale in accordance with the Registration Statement.

(h)           Regulatory Compliance. If any Common Shares to be reserved for the purpose of conversion of this Note require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

Section 3.5                                  No Rights as Stockholder. Nothing contained in this Note shall be construed as conferring upon the Holder, prior to the conversion of this Note, the right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or of any other matter, or any other rights as a stockholder of the Company.

Section 3.6                                  Calculations.                                All calculations under this ARTICLE III shall be made to the nearest cent or the nearest 1/100th of a Common Share, as the case may be.  The number of Common Shares outstanding at any given time shall not include the Common Shares owned by or held by or for the account of the Company, and the description of any such Common Shares shall be considered on issue or sale of Common Shares.  For purposes of this ARTICLE III, the number of Common Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Common Shares (excluding treasury shares, if any) issued and outstanding.

ARTICLE IV

NEGATIVE COVENANTS

Section 4.                      Negative Covenants.  So long as any portion of this Note is outstanding, and unless waived in writing by the Holders of not less than a simple majority of the then outstanding principal amount of the 2009 Notes, the Company will not and will not permit any of its subsidiaries to directly or indirectly:

(a)           Consistent with Section 1.2, enter into, create, incur, assume or suffer to exist any indebtedness or Liens of any kind, on or with respect to any of its property or assets or Collateral now owned or hereafter acquired or any interest therein or any income or profits therefrom that is senior to, subordinated to or pari passu with, in any respect, the Company’s obligations under the Notes;

(b)           Consistent with Section 1.2, repay, repurchase or offer to repay, repurchase, make any payment in respect of or otherwise acquire any of its Common Shares or other equity securities;

(c)           intentionally left blank;

(d)           amend its certificate of incorporation, bylaws or charter documents so as to adversely affect any rights of the Holder without the approval of the Holders of not less than a simple majority of the then outstanding aggregate principal amount of the 2009 Notes; provided that reincorporating the Company in Delaware and eliminating cumulative voting rights for directors shall not be deemed a violation of this covenant;

(e)           create or acquire any subsidiary after the date hereof unless (i) such subsidiary is a wholly-owned subsidiary of the Company and (ii) such subsidiary becomes party to the Security Documents (either by executing a counterpart thereof or an assumption or joinder agreement in respect thereof) and, to the extent required by the Holder, satisfied each condition of this Agreement as if such subsidiary were a subsidiary on the Issuance Date;

(f)           make any capital expenditure in an amount greater than $1,500,000;

(g)           engage in any transactions with any officer, director, employee or any affiliate of the Company, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $10,000 other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) for other employee benefits, including stock option agreements under any stock option plan of the Company;

(h)           consummate any Organic Change without the prior consent of the Holders of not less than a simple majority of the then outstanding  aggregate principal amount of the 2009 Notes; or

(i)           enter into any agreement with respect to any of the foregoing.

ARTICLE V

AFFIRMATIVE COVENANTS

Section 5.1     Affirmative Covenants

(a) The Company shall adhere to and use the proceeds received of the sale of the Note solely for operating expenses and working capital as Company management deems appropriate;

(b) The Company and each of its subsidiaries shall maintain its existence and authority to conduct its business as presently contemplated to be conducted;

(c) The Company shall comply, and cause each of its subsidiaries to comply, with all applicable laws, rules, regulations and orders applicable to the Company and each of its subsidiaries;

(d) The Company shall keep and cause each of its subsidiaries to keep adequate records and books of account, in which materially complete entries will be made in accordance with generally accepted accounting principles, consistently applied,(“GAAP”) reflecting all material financial transactions of the Company and its subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made to the extent required by GAAP;

(e) The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability of the Company or any subsidiary to perform under this Note and the Transaction Documents;

(f) The Company and its subsidiaries shall maintain insurance with responsible companies in such amounts and against such risks as is customary in the industry in which the Company operates but in no event less than currently carried by the Company and its subsidiaries;

(g) The Company shall pay all applicable taxes as they come due; and

(h) The Company shall file and shall use its best efforts to timely file all reports required to be filed with the Commission pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

ARTICLE VI

MISCELLANEOUS

     Section 6.1    Notices.

(a)           Any notice, demand, request, waiver or other communication required or permitted to be given hereunder, including, without limitation, any Notice of Conversion, shall be in writing and shall be delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Company at the address set forth above, facsimile number (847) 549-6028, Attn: Steven J. Cohen, or such other address or facsimile number as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books and records of the Company, or if no such facsimile number or address appears, at the principal place of business of the Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date (iii) the second Trading Day following the date of mailing, if sent by nationally recognized overnight courier services, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)            The Company will give written notice to the Holder at least twenty (20) days prior to the date on which the Company takes a record (i) with respect to any dividend or distribution upon the Common Shares, (ii) with respect to any pro rata subscription offer to holders of Common Shares or (z) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up but in no event shall such notice be provided to the Holder prior to such information being made known to the public.  The Company also will give written notice to the Holder at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place but in no event shall such notice be provided to the Holder prior to such information being made known to the public.  The Holder is entitled to convert the Note during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

Section 6.2                                Governing Law; Consent to Jurisdiction. The parties acknowledge and agree that any claim, controversy, dispute or action relating in any way to this agreement or the subject matter of this agreement shall be governed solely by the laws of the State of Delaware, without regard to any conflict of laws doctrines.  The parties irrevocably consent to being served with legal process issued from the state and federal courts located in Delaware and irrevocably consent to the exclusive personal jurisdiction of the federal and state courts situated in the State of Delaware.  The parties irrevocably waive any objections to the personal jurisdiction of these courts.  Said courts shall have sole and exclusive jurisdiction over any and all claims, controversies, disputes and actions which in any way relate to this Note or the subject matter of this agreement.  The parties also irrevocably waive any objections that these courts constitute an oppressive, unfair, or inconvenient forum and agree not to seek to change venue on these grounds or any other grounds.  Nothing in this Section 6.2 shall affect or limit any right to serve process in any other manner permitted by law.

Section 6.3                                Absolute Obligation.  Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Principal Amount, the Interest Amount, and liquidated damages, if any, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed.  This Note is a direct debt obligation of the Company.  This Note ranks pari passu with the Company Notes and all other notes now or hereinafter issued under the terms set forth herein.

Section 6.4                                Security Interest.  This Note is a direct debt obligation of the Company and, pursuant to the Security Agreement, is secured by a first priority perfected security interest in all of the assets of the Company for the benefit of the Holders.

Section 6.5                                Headings. Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

Section 6.6                                  Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach may be inadequate.  Therefore the Company agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek and obtain such equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 6.7                                Enforcement Expenses. The Company agrees to pay all reasonable costs and expenses of the Holder incurred as a result of enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

Section 6.8                                Binding Effect. The obligations of the Company and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.
Section 6.9                                Amendments. This Note may not be modified or amended in any manner except in writing executed by the Company and the Holder provided, however, that this Note may be amended or modified, and the observance of any term of this Note may be waived, with (and only with) the written consent of the Holders of a simple majority of the then outstanding principal amount of the 2009 Notes (the “Majority”)  Any amendment or waiver effected in accordance with this Section 6.9 by the Majority shall be binding upon each holder of 2009 Notes  (whether or not such holder consented to any such amendment or waiver).

Section 6.10                                  Compliance with Securities Laws. The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment and not with a view to the distribution hereof. This Note and any Note issued in substitution or replacement therefor shall be stamped or imprinted with a legend in substantially the following form:

“THIS NOTE AND ANY COMMON STOCK ISSUABLE UPON THE CONVERSION OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHICATED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.”

Section 6.11                                Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege, nor shall any waiver by the Holder of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

Section 6.12                                Company’s Waivers.

(a)           Except as otherwise specifically provided herein, the Company and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands’ and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such Persons and without affecting their liability herein and do further consent to the release of any Person liable hereon, all without affecting the liability of the other persons, firms or Company liable for the payment of this Note, AND DO HEREBY WAIVE TRIAL BY JURY.

(b)           THE COMPANY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

Section 6.13                                Seniority.  This Note is senior in right of payment to any and all other indebtedness of the Company, except the Company Notes with which it ranks pari passu.

Section 6.14                                Definitions. For the purposes hereof, the following term shall have the following meaning:

“Asset Sale” means (i) in one or more transactions, the sale, lease, conveyance or other disposition of any assets or rights other than in the ordinary course of business, and (ii) the sale of debt or equity interests in any of the Company’s subsidiaries.

“Commission” means the U.S. Securities and Exchange Commission.

“Company Notes” means the 2008 Notes and the 2009 Notes.

“Holders” means the Holder and any holder of 2009 Notes.

“Lien” means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim or preference or priority or other encumbrance upon or with respect to any property of any kind.  A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Offering Memorandum” means that certain Confidential Private Placement Memorandum of the Company, dated March 25, 2009 as amended and supplemented by the restatement dated as of August 31, 2009.

“Permitted Liens” shall have the meaning given such term in the Security Agreement. “Person” shall have the meaning given such term in the Security Agreement.
“Registration Rights Agreement” shall mean that Registration Rights Agreement of even date herewith, between the Company and the Holder.

“Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.

“Trading Day” means (a) a day on which the Common Shares are traded on the OTC Bulletin Board, or (b) if the Common Shares are not traded on the OTC Bulletin Board, a day on which the Common Shares are quoted in the over-the-counter market as reported by the Pink Sheets LLC (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Shares are not listed or quoted as set forth in (a) or (b) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Delaware are authorized or required by law or other government action to close.

“Transaction Documents” means the offering documents entered into in connection with the Private Offering by the Company, which offering documents include, without limitation, the Subscription Agreement, the Security Documents, the Registration Rights Agreement, and the Notes and Warrants issued in connection with the Private Offering.

Section 6.15                                Usury. All agreements between the Company and the Holder are hereby expressly limited to provide that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Holder for the use, forbearance or detention of the indebtedness evidenced hereby exceed the maximum amount which the Holder is permitted to receive under applicable law.  If, from any circumstances whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if from any circumstance the Holder shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of any of the Company’s obligations to the Holder, and not to the payment of interest hereunder.  To the extent permitted by applicable law, all sums paid or agreed to be paid for the use, forbearance or detention of the indebtedness evidenced by this Note shall be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full, to the end that the rate or amount of interest on account of such indebtedness does not exceed any applicable usury ceiling.

As used herein, the term “applicable law” shall mean all applicable provisions of constitutions, statutes, laws, rules and regulations in effect as of the date hereof, provided, however, that in the event there is a change in such applicable law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date.  This provision shall control every other provision of all agreements between the Company and the Holder.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

Z TRIM HOLDINGS, INC.

By:

Print Name:

Title:

EXHIBIT A

WIRE INSTRUCTIONS

Payee:

Bank:

Address:

Bank No.:

Account No.:

Account Name:

EXHIBIT B

FORM OF NOTICE OF CONVERSION INTO SHARES OF COMMON STOCK

(To be Executed by the Registered Holder in order to Convert the Note into Common Shares)

The undersigned hereby irrevocably elects to convert $_____ of the principal amount of the above Note into Common Shares of Z TRIM HOLDINGS, INC. (the “Company”) according to the conditions hereof, as of the date written below.

Date of Conversion:

Applicable Conversion Price:

Signature:

[Print Name]:

Address:

Schedule 1
Existing Indebtedness
Any indebtedness pursuant to any Liens listed on Schedule 2.

Schedule 2

Liens

Vendor	Description of Lease	Dates
Imagetec, L.P.	Konica C6500 Pro Entry (printer/ copier)	36 month lease beginning 5/30/07

Schedule 3

Use of Proceeds

	Minimum Amount	Maximum Amount
Capital expenditures - plant and equipment	--	$1,500,000
Working capital	$4,000,000	$5,500,000
Total	--	$5,500,000